U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Calkin, Lynda J.
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   (Last)                           (First)             (Middle)

300 Crescent Court, Suite 1300
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                                    (Street)

Dallas, Texas 75201
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

Westwood Holdings Group, Inc. ("WHG")

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

July 2002
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5.   If Amendment, Date of Original (Month/Year)

July 2002
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Senior Vice President, Westwood Management Corp.
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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6.
                                                                 4.
5.             Owner-
                                                                 Securities Acquired (A)
or      Amount of      ship
                                                    3.           Disposed of (D)
Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)
Beneficially   Direct    Nature of
                                      2.            Code         -------------------------
------ Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)
of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or
Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)
and 4)         (Instr.4) (Instr. 4)
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Common Stock				6/28/02		J(1)		V	134		A						I		Spouse 401(k)
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Common Stock				6/28/02		J(1)		V	755		A			41,042(2)		D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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10.

9.        Owner-

Number    ship

of        Form
                    2.
Deriv-    of
                    Conver-                    5.                              7.
ative     Deriv-   11.
                    sion                       Number of                       Title and
Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of
Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities
Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3
and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   -----------
-----  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)
Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------
or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-
Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion
of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title
Shares  5)       4)        4)       4)
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Employee Stock									Common
Option			$12.90	7/2/02	A	V	15,000		(3)	7/2/12	Stock
	15,000		15,000
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Explanation of Responses:
(1)	Distribution of Westwood Holdings Group, Inc. from SWS Group, Inc.
(2)	On June 21, 2002, the common stock of Westwood Holdings Group, Inc.
	was split 1,003.8-for-1, resulting in the reporting person's acquisition of 40,113 additional shares of common stock.
(3)	Options vest in four equal annual installments beginning July 2, 2003.


	/s/ William R. Hardcastle, Jr.				9/9/02
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      **Signature of Reporting Person                             Date
	as Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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